       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1998
                                                     Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              __________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              __________________
                              VERTEL CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)
                              __________________

         CALIFORNIA                                       95-3948704
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                      Identification Number)

                      21300 VICTORY BOULEVARD, SUITE 1200
                           WOODLAND HILLS, CA  91367
                                (818) 227-1400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              __________________
                              GORDON L. ALMQUIST
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              VERTEL CORPORATION
                      21300 VICTORY BOULEVARD, SUITE 1200
                           WOODLAND HILLS, CA  91367
                                (818) 227-1400
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                              Agent for Service)
                              __________________
                                  COPIES TO:
                                Elias J. Blawie
                                Sanjay K. Khare
                 Venture Law Group, A Professional Corporation
                              2800 Sand Hill Road
                         Menlo Park, California  94025
                                (650) 854-4488
                              __________________
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                              __________________
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following Box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

                                   AMOUNT TO BE    PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
TITLE OF SHARES TO BE REGISTERED    REGISTERED       PRICE PER UNIT (1)             OFFERING PRICE (1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                         2,000,000          $1.875                     $3,750,000.00                 $1,042.50
===================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on the Nasdaq National Market on December 22, 1998 pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THIS PROSPECTUS IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER OR SALE IS NOT PERMITTED.


                                  SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998

PROSPECTUS
----------

                              VERTEL CORPORATION

                       2,000,000 SHARES OF COMMON STOCK

     The 2,000,000 shares of Vertel Common Stock covered by this Prospectus (the "Shares") are all being offered for the account of certain shareholders of the Company, or their transferres, donees or distributees (the "Selling Shareholders"). We sold the Shares to the Selling Shareholders on September 29, 1998, in a private placement described in the Prospectus under the title "Sale of Common Stock to Selling Shareholders."

     The Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately-negotiated transactions. Each Selling Shareholder has advised us that they will not sell any of the Shares until this Prospectus has been appropriately amended or supplemented, if required and has been declared effective. Each of the Selling Shareholders and any broker executing orders on their behalf may be deemed to be an Underwriter under the Securities Act of 1933.

     The price to public, underwriting discounts and commissions and net proceeds to the Selling Shareholders from the sale of the Shares will depend on the nature and timing of the sales and therefore will not be known until the sale are actually made. We will not receive proceeds from the sale of the Shares by the Selling Shareholders. We have agreed to bear certain registration costs associated with selling the Shares of approximately $40,000.00.

     Vertel Common Stock trades on the Nasdaq Stock Market under the symbol "VRTL." On December 22, 1998, the last closing price of Vertel Common Stock on the Nasdaq Stock Market was $1.875 per share.

                    _______________________________________
                    SEE "RISK FACTORS," BEGINNING ON PAGE 2,
      FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                    _______________________________________
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE  SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE  SECURITIES OR
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The date of this Prospectus is _______________________, 1998

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING OF THE SHARES TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR ANY SELLING SHAREHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

Vertel Overview...............................................................1
Risk Factors..................................................................2
Sale of Common Stock to Selling Shareholders..................................6
Use of Proceeds...............................................................6
Determination of Offering Price...............................................6
Plan of Distribution..........................................................6
Selling Shareholders..........................................................8
Interests of Named Experts and Counsel........................................9


                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by Vertel Corporation (the "Company") with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 27, 1997.

     2. The Company's definitive Proxy Statement dated March 6, 1998, filed in connection with the Company's March 31, 1998 Annual Meeting of Shareholders.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998.

     4.   The Company's Current Report on Form 8-K dated April 13, 1998.

     5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 27, 1998.

     6. The Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 1998.

     7.   The Company's Current Report on Form 8-K dated December 3, 1998.

     8. The description of the Company's Common Stock which is contained in Items 1 and 2 of the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on November 11, 1991.

     9. The description of the Company's Preferred Share Purchase Rights which is contained in Items 1 and 2 of the Company's Registration Statement on Form 8-A field pursuant to Section 12 of the Exchange Act on April 30, 1997.

    10. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Vertel Corporation, 21300 Victory Blvd., Suite 1200, Woodland Hills, California 91367, telephone: (818) 227-1400, Attn: Investor Relations.

                                VERTEL OVERVIEW

     We develop and market software for the management and operation of telecommunications networks. Our software and solutions include communications infrastructure products, network management platforms and applications software for telecommunication carrier networks worldwide. Our solutions are based upon the International Telecommunications Union's telecommunications management network or "TMN" standard, and support seamless network operation and management over diverse transmission media and protocols. For example, we offer embedded software for network equipment and software solutions to allow telecommunications service providers to integrate proprietary or SNMP based network management systems with a TMN standards based solution. In addition our object oriented software platforms facilitate the rapid development of network and service management applications and provide features such as fault detection and automatic response, remote improvement of network configuration, automation of accounting and billing functions and optimization of network traffic and security. We also provide professional services that enable service providers to deploy and maintain a complete TMN solution that complements our software products and development platforms. Our professional services include system analysis and design, source code portation and interface, custom application development, conformance and certification testing and technical support services.

     We were incorporated in California in 1985 and our principal offices are located at 21300 Victory Boulevard, Suite 1200, Woodland Hills, California 91367. Our telephone number at that location is (818) 227-1400. References in this prospectus to Vertel, the Company, we, or us are references to Vertel Corporation.

                                 RISK FACTORS

     THIS PROSPECTUS CONTAINS STATEMENTS REGARDING THE FUTURE INCLUDING, AMONG OTHER THINGS, OUR EXPECTATIONS, BELIEFS, INTENTIONS AND STRATEGIES. ALL OF THESE STATEMENTS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ARE NOT OBLIGATING OURSELVES TO UPDATE THE PUBLIC WITH RESPECT TO THESE STATEMENTS IN THE EVENT OF FUTURE DEVELOPMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM OUR EXPECTATIONS AS A RESULT OF, AMONG OTHER THINGS, THE RISK FACTORS DESCRIBED BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE FROM OUR FILINGS WITH THE SEC. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE RISK FACTORS SET FORTH IN OUR FILINGS WITH THE SEC BEFORE MAKING A DECISION TO PURCHASE ANY SHARES.

     Adoption of Standards. Our success will be based in large part on the adoption of the TMN standard by major telecommunications service providers in the United States and abroad. Competing standards such as SNMP2 and CMIP have emerged. In addition, telecommunications service providers have historically depended on proprietary systems, which do not rely on any standards. While we invest substantial efforts in encouraging the adoption of the TMN standard, we do not have direct control over such adoption and we cannot provide any assurance that the TMN standard will be widely adopted in a timely matter, or at all. Telecommunications service providers could adopt a competing standard or no standard at all. Similarly, they could adopt the TMN standard, but not do so within the timeframe that we expect them to. If telecommunications service providers adopt a standard other than TMN, adopt the TMN standard but not in a timely way or fail to adopt any standard at all, our business, operating results, financial condition and strategic position would be materially adversely affected.

     Dependence upon New Products. We expect that new products and related services will account for a substantial portion of our revenues in the foreseeable future. As a result, factors adversely affecting the pricing of or demand for our newer TMN-related software and services, such as competition for new products or lack of customer acceptance, could have a disproportionately adverse effect on our business, operating results and financial condition.

     The markets for our products are characterized by rapidly changing technology and frequent new product introductions. Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. If the products we develop are not widely accepted by customers, we are not able to identify, develop, manufacture, market or support such products successfully or we are unable to respond effectively to technological changes, revisions in industry standards or product announcements by competitors, our business, operating results and financial condition would be adversely affected. We have, from time to time, experienced delays in developing new products and enhancements. If we are unable in the future, due to resource constraints or technological or other reasons, to develop and introduce new products or product enhancements in a timely manner, this would have a material adverse effect on our business, financial condition and results of operations.

     From time to time, we announce new products, capabilities or technologies that have the potential to replace our existing product offerings. Such announcements can cause customers to defer purchasing or licensing existing Company products, which would adversely affect our business, operating results and financial condition.

     Regulation. The telecommunications industry is subject to regulation in the United States and other countries, and therefore our products and the businesses of our current and potential customers are required to receive regulatory approvals from multiple organizations using different standards. The enactment or amendment by federal, state or foreign governments of new laws or regulations or changes in the interpretation of existing regulations could adversely affect our products and the businesses of our current and potential customers, and thereby affect our business, operating results and financial conditions.

     Emerging Product Markets. As part of our corporate strategy, we have targeted product markets which are in the early stage of their development, including the TMN market. There can be no assurance that these markets will attain broad acceptance or generate long-term growth opportunities in line with our objectives. We believe that the TMN applications markets will take years to develop and that development of this market will require (a) a sufficient number of high quality, commercially successful communications applications, and (b) the availability of communications stacks, information models and applications suites that allow telecommunications equipment manufacturers and service providers to implement TMN in their products and there can be no assurance that these conditions will be met in a timely way, if at all. We cannot predict the size of the market or the rate at which the market will grow and if the markets fail to grow, grow more slowly than anticipated, or become saturated with competitors, our business, financial condition and results of operations would be materially adversely affected.

     Substantial Fluctuations in Quarterly Operating Results; Future Operating Results Uncertain. A substantial portion of our software revenues have been, and will continue to be, derived from a small number of large orders placed by large organizations after extended evaluation. In addition, our customers have in the past, and we expect they will continue in the future, to exhibit seasonality in their purchasing patterns. The timing of orders and their fulfillment has caused and will continue to cause material fluctuations in our operating results, particularly on a quarterly basis. In addition, our quarterly operating results have in the past and will in the future vary significantly depending upon factors such as the timing of significant orders and shipments, the lengthy sales cycle of the our products, capital spending patterns of our customers, changes in pricing policies by ourselves and our competitors, increased competition, the cancellation of service or maintenance agreements, changes in operating expenses, personnel changes, demand for our products, the number, timing and significance of new product and product enhancement announcements by either ourselves or our competitors, our ability to develop, introduce and market new and enhanced versions of our products on a timely basis, the mix between U.S. and international sales, the mix of direct and indirect sales and general economic factors, among others. Due to the foregoing factors, quarterly revenues and operating results have been and will continue to be difficult to forecast. Based upon all of the foregoing, we believe that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Further, it is likely that in some future quarter our revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the our Common Stock is likely to be materially adversely affected.

     Timing of Orders. We typically realize a significant portion of our TMN-based software license revenues in the last month of a quarter, and frequently in the last weeks or even days of a quarter. Since our revenues are based in large part on a limited number of large orders, small delays in a limited number of orders can have a dramatic effect on quarterly results. In addition, we currently intend to increase funding of research and product development, increase sales and market development activities and expand our distribution channels which will increase our expense rates. Because only a small portion of our expenses varies with revenue in the short term, net income maybe disproportionately affected by a reduction in revenue, particularly since reductions in revenue may not be apparent until the last days of a quarter. Similarly, to the extent additional expenses are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially and adversely affected. If revenue levels are below expectations, operating results are likely to be materially adversely affected.

     Lengthy Sales Cycles. Our products are complex and generally involve significant investment decisions after extended evaluations by prospective customers. Accordingly, we must engage in a lengthy sales cycle to provide a significant level of education regarding the use and benefits of our products to potential customers. Our customers often must secure executive level approval to license our products and the agreements pursuant to which we license our products often involve lengthy negotiation. In addition, the implementation of our software products involves a significant commitment by customers over an extended period of time. As a result, our sales cycle is subject to a number of significant delays over which we have little control. Therefore, significant delays in implementation, or delays in purchases by customers, whether or not such delays are within our control, could materially adversely affect our business, operating results and financial condition.

     Fixed Price Arrangements. From time to time we enter into fixed price arrangements for professional services. Fixed price arrangements could in the future result in losses primarily due to delays in the implementation process or other complexities associated with completion of the project underlying such arrangements. Such losses could have a material adverse effect on our business, operating results and financial condition.

     Sales and Marketing Risks. During 1999, we plan to increase the number of direct sales and marketing personnel to support the further development of TMN market opportunities. As we hire new sales and marketing personnel we anticipate that there will be a delay before they become effective. There can be no assurance that we will be successful in attracting or retaining qualified sales and marketing personnel, that this expansion will result in sales of our products, that the costs of such expansion will not exceed the revenues generated, or that our sales and marketing organization will successfully compete against the larger and better funded sales and marketing organizations of the Company's competitors.

     Competition. Competition in the markets in which we compete is characterized by rapidly changing technologies, evolving industry standards, in-house or proprietary solutions, frequent new product introductions, and rapid changes in customer requirements. To maintain and improve our competitive position, we must continue to develop and introduce, in a timely and cost-effective manner, new services, products and product features that keep pace with competitors' offerings, technological developments and changing industry standards. The principal competitive factors in our market are quality, performance, product features such as scalability, interoperability, functionality, customizability and ease of use, customer support, services, price and maintenance. We experience significant competition in telecommunications network management from TCSI, OSI, IBM, Sun Microsystems, DSET and major telecommunication vendors such as AT&T, all of whom have longer operating histories and have greater financial, technical, sales, marketing and other resources than we do. There can be no assurance that we will be able to identify, develop, manufacture, market or support products successfully or that we will be able to respond effectively to technological changes or product announcements by our competitors. Moreover, the Company's current and potential competitors may respond more quickly than we do to new or emerging technologies or changes in customer requirements. In addition, as the market develops, a number of companies with significantly greater resources than us could attempt to increase their presence in the market by acquiring or forming strategic alliances with our competitors resulting in increased competition. There can be no assurance that we will be able to compete successfully with such competitors.

     Risks Associated with Complex Software-Based Products. The development, enhancement and implementation of our products entail risks of product defects or failures. In the past we have discovered software bugs in certain of our products and software solutions. Although to date we have not experienced material adverse effects resulting from any such bugs, there can be no assurance that errors will not be found in existing or new products or releases after commencement of commercial licensing, which may result in delay or loss of revenue, loss of market share, failure to achieve market acceptance, or may otherwise adversely impact our business, operating results and financial condition. Moreover, the complexities involved in implementing and customizing our software solutions entail additional risks of performance failures. We cannot provide any assurance that we will not encounter substantial delays or other difficulties due to such complexities. Any such occurrence could have a material adverse effect on our business, operating results and financial condition.

     Risks Associated With Year 2000. New releases of our software have been designed to address processing for the Year 2000 to the extent it has been required. We have completed a review of all of our developed products for Year 2000 compliance purposes. We believe that most (approximately 75%) of our products are Year 2000 compliant and that those that are not Year 2000 compliant will be upgraded to be Year 2000 compliant by March 1999. However, to the extent that others, such as system integrators, make use of our software in developing solutions for third parties, we may have no knowledge as to the Year 2000 readiness of those third party products. In addition it is possible that third parties could assert claims against us or our customers concerning Year 2000 issues and regardless of their merits or lack thereof, such claims could be material.

     As with other organizations, our internal computer systems and programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields would not work properly with dates from the Year 2000 and beyond. We have completed an evaluation of Year 2000 issues associated with our internal computer systems. Most of our computer systems are already Year 2000 compliant. Other internal computer and other systems that have been identified as non-compliant and will be upgraded to be

Year 2000 compliant by June 1999, however if we are unsuccessful in completing these upgrades in a timely way, our business could be materially adversely affected.

     We have also completed an evaluation of the possible effects on our operations of the Year 2000 readiness of our key suppliers. We rely on third party manufacturers for the proper functioning of our information systems, software and products. The failure of those manufacturers to address Year 2000 issues could have a material impact on our operations and financial results; however, the potential impact and related costs are not known at this time

     Fluctuations in Market Price of Common Stock. Announcement of new products by us or our competitors and quarterly variations in financial results could cause the market price of our Common Stock to fluctuate substantially. In addition, the stock market has experienced price and volume fluctuations from time to time that have affected the market prices of many technology-based companies and that are not necessarily related to the operating performance of such companies.

     Risk of Delisting. The Nasdaq Stock Market has announced a policy of delisting securities that trade below the price of $1.00 per share for more than 10 business days. While our stock price has not been below $1.00 at any time in the past, it has approached $1.00 in recent periods. If the price of our Common Stock falls below $1.00 and our Common Stock is subsequently delisted our shares would become highly illiquid. In addition, we could spend material financial and management resources in an attempt to avoid delisting.

     International Sales and Operations. Sales to third party customers outside of the United States accounted for a substantial fraction of our net revenues for 1996, 1997 and the first three quarters of 1998. We expect that international sales will continue to be a significant portion of our business. International sales and operations may also be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, currency exchange fluctuations, political instability, trade restrictions, changes in tariffs and difficulties in staffing and managing international operations. In addition, sales in Europe are adversely affected in the third quarter of each year as many customers and end-users reduce their business activities during the summer months. These seasonal factors and currency fluctuation risks may have an effect on our quarterly results of operations. Further, because we have sales offices in different countries, our management must address differences in regulatory environments and cultures. If we are unable to address these differences successfully our business, financial condition and results of operations would be adversely affected.

     In addition, international sales denominated in U.S. Dollars may be adversely affected by exchange rate fluctuations if the relative cost of the our products becomes higher. Fluctuations in exchange rates could also result in exchange losses. The impact of future exchange rate fluctuations cannot be predicted adequately. To date, we have not sought to hedge the risks associated with fluctuations in exchange rates, but may undertake such transactions in the future. We do not currently have a policy relating to hedging. There can be no assurance that our results of operations will not be materially adversely affected by exchange rate fluctuations.

     Dependence on Suppliers and Licenses. We license certain technology included in our products; if we become unable to utilize such technology, because of the termination of these licenses for any reason, our operations could be adversely affected.

     Dependence on Key Personnel. Our success depends to a significant degree upon the continued contributions of key management, sales, marketing, engineering and research and development personnel, many of whom would be difficult to replace. If certain of these employees were to leave, we would be adversely affected. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled software engineers, and managerial, sales and marketing personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining the necessary personnel. To the extent we are not successful in attracting or retaining key personnel, we could also be adversely affected.

     Potential Misappropriation of Our Intellectual Property. We regard our products as proprietary and rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We also generally enter into confidentiality and invention assignment agreements with our employees and consultants. Additionally, we enter into confidentiality agreements with certain of our customers and potential customers and limit access to, and distribution of, our source code and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technologies without authorization, or to develop similar technologies independently. Furthermore, the laws of certain countries in which we do business do not protect our software and intellectual property rights to the same extent as do the laws of the United States. We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but generally either require the execution of an agreement that restricts copying and use of our products or provides for the same in a break-the-seal license agreement. If unauthorized copying or misuse of our products were to occur to any substantial degree, our business, financial condition and results of operations could be materially adversely affected. We cannot provide any assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

     Infringement of Intellectual Property of Third Parties. While we have not received claims alleging infringement of the proprietary rights of third parties which we believe would have a material adverse effect on our business, financial condition or results of operations, nor are we aware of any similar threatened claims, we cannot provide any assurance that third parties will not claim that our current or future products infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on reasonable terms, or at all.

                 SALE OF COMMON STOCK TO SELLING SHAREHOLDERS

     Pursuant to the terms of a Common Stock Purchase Agreement, on September 29, 1998 we sold 2,000,000 shares of our Common Stock to the Selling Shareholders at a price per share of $1.50, which was a premium to the average closing price of the Company's Common Stock on the Nasdaq National Market for the five (5) trading days immediately preceding the closing of such transaction. Pursuant to the terms of such agreement we agreed to file a registration statement on Form S-3 with respect to the Shares on or before December 28, 1999 and to maintain the effectiveness of such registration statement until all of the Shares registered thereunder were sold. We also agreed to bear the registration expenses (filing fees, printing expenses, fees and disbursements of our legal counsel and blue sky fees and expenses) incurred in connection with the registration and sale of the Shares. The Selling Shareholders agreed to bear the selling expenses (underwriting discounts, selling commissions, stock transfer taxes and fees and costs of counsel to the Selling Shareholders) incurred in connection with the registration and sale of the Shares. Under the Common Stock Purchase Agreement described above, Vertel and the Selling Shareholders agreed to customary reciprocal indemnification provisions in connection with the registration and sale of the Shares. This registration statement is being filed pursuant to such agreement.

                                USE OF PROCEEDS

     All shares of Common Stock offered hereby are being sold by the Selling Shareholders named under the caption "Selling Shareholders." We will not receive any proceeds from the offering.

                        DETERMINATION OF OFFERING PRICE

     The Shares are being registered for sale on a continuous basis pursuant to Rule 415 of the Securities Act of 1933 and the Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately-negotiated transactions at prices and on terms prevailing at the time of any such sale. The price to public, underwriting discounts and commissions and net proceeds to the Selling Shareholders from the sale of the Shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made, if at all.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately-negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Shareholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. The Selling Shareholders will also pay all applicable transfer taxes and all fees and disbursements of counsel for such Selling Shareholders incurred in connection with the sale of the Shares.

     The Selling Shareholders have advised the Company that during such time as such Selling Shareholders may be engaged in the attempt to sell Shares registered hereunder, such persons will:

     (i) not engage in any stabilization activity in connection with any of the Company's securities;

     (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person;

     (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act;

     (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     (v) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

     The Selling Shareholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have agreed to maintain the effectiveness of this Registration Statement until the earlier of (a) the sale of all the Shares registered pursuant to this Prospectus or (b) such date as we are satisfied that each holder of Shares can sell all of the Shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act. No sales may be made pursuant to this Prospectus after such date unless we amend or supplement this Prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the Selling Shareholders will sell all or any of the Shares of Common Stock offered hereunder.

     We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     The Selling Shareholders may distribute, donate or transfer the Shares held by them to third-parties, including family members and limited partners, which parties may sell the Shares received by them pursuant to this Prospectus. Prior to any such sale, we will amend this Prospectus, as required by the SEC, to reflect such a sale.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information as of December 1, 1998 with respect to the Selling Shareholders. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with Vertel or any of its affiliates within the past three years other than as a result of the ownership of our Common Stock. We may amend or supplement this Prospectus from time to time to update the disclosure set forth herein, including as a result of any transfers or distributions of the Shares by the Selling Shareholders.

                                                 Shares Beneficially Owned                           Shares Beneficially Owned
                                                   Prior to the Offering         Shares Offered          After the Offering
Name of Selling Shareholder                       Number        Percent (1)          Hereby           Number        Percent (1)
-----------------------------------------     -------------     ------------     -------------      -----------    -----------
Sierra Ventures V, L.P. ......................   4,457,627           16.80%           1,000,000      3,457,627           13.03%
 3000 Sand Hill Road
 Building 4, Suite 210
 Menlo Park, CA  94025
 Attention:  Jeffrey M. Drazan

Jeffrey M. Drazan (2).........................   4,499,025           16.93            1,000,000      3,499,025           13.17
 Sierra Ventures
 3000 Sand Hill Road
 Building 4, Suite 210
 Menlo Park, CA  94025

Pequot Private Equity Fund, L.P. .............     887,618            3.35              887,618             --          *
 c/o Dawson-Samberg Capital
 Management, Inc.
 354 Pequot Avenue.
 Southport, CT  06490
 Attention:  Amiel Peretz

Pequot Offshore Private Equity Fund, Inc. ....     112,382            0.42              112,382             --          *
 c/o Dawson-Samberg Capital
 Management, Inc.
 354 Pequot Avenue.
 Southport, CT  06490
 Attention:  Amiel Peretz

* Less than one percent (1%)
(1) Based on 26,526,810 shares outstanding as of December 1, 1998.
(2) Includes 4,457,627 shares held by Sierra Ventures V, L.P. Mr. Drazan, a director of the Company is a general partner of Sierra Ventures V, L.P. but specifically disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes options to purchase 78,223 shares of the Company's Common Stock, 41,398 of which are exercisable within sixty (60) days of the date of this table.

______________________________

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Craig W. Johnson a director of Venture Law Group is also a director of Vertel and as such is entitled to receive periodic grants under our Directors' Stock Option Plan. As of the date of this prospectus, Mr. Johnson holds options to purchase 68,733 shares of our Common Stock.

                            ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including exhibits thereto, may be inspected without charge and can be inspected and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company is an electronic filer and copies of such material may be retrieved from the Web site (http://www.sec/gov) maintained by the Commission.. We are also subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file proxy statements, reports and other information with the Securities and Exchange Commission. Reports, proxy and information statements, and other information filed by us with the SEC may be inspected as described above or at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Shareholders are payable individually by the Selling Shareholders. All amounts are estimates except the registration fee.

                                                             Amount
                                                           To be Paid
                                                           ----------
Registration Fee.....................................      $ 1,042.50

Nasdaq Fee for Listing of Additional Shares..........       17,500.00

Legal Fees and Expenses..............................       20,000.00

Accounting Fees and Expenses.........................       10,000.00

Miscellaneous........................................       11,457.50
                                                           ----------
   Total.............................................      $60,000.00
                                                           ==========


Item 15.      Indemnification of Directors and Officers

     "Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code."

Item 16.       Exhibits

Exhibit
Number    Description of Exhibit
-------   ----------------------

  3.3     Amended and Restated Articles of Incorporation of the Registrant.(4)

  3.4     Bylaws of the Registrant, as amended to date.(12)

  3.5     Certificate of Amendment to Registrant's Articles of
          Incorporation.(13)

  5.1     Legal Opinion of Venture Law Group, A Professional Corporation.

 10.2     1988 Stock Option Plan and forms of option agreements thereunder.(5)

 10.4 1991 Directors' Stock Option Plan and forms of option agreements thereunder, as amended to date.(7)

 10.5 1991 Employee Stock Purchase Plan and form of subscription agreement thereunder.(2)

 10.6     Form of Indemnification Agreement.(1)

 10.22 Lease Agreement between the Registrant and Moorpark Associates, a California Limited Partnership, dated February 5, 1993.(3)

 10.27 Lease Agreement between the Registrant and OMA El Segundo Properties, a California general partnership, dated May 23, 1995.(6)

 10.28 Employment Agreement between M.Y. Stephan and Retix, dated September 27, 1995.(6)

 10.29 Employment Agreement between Philip Mantle and Retix, dated November 1, 1995.(6)

 10.30 Common Stock and Warrant Purchase Agreement by and between Retix and Sierra Ventures V.LP., dated January 30, 1996.(6)

 10.31 Master Agreement dated February 28, 1996 for Spin-Off of Open Systems Interconnection Technology between Telaware Corporation and Retix.(6)

 10.32 1996 Directors' Stock Option Plan and forms of option agreement thereunder.(12)

 10.33 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated January 30, 1996.(7)

 10.34 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated March 18, 1996.(7)

 10.35 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated March 18, 1996.(7)

 10.36 Form of Exercise Notice and Stock Purchase Agreement between the Company and Philip Mantle, dated January 30, 1996.(7)

 10.37 Form of Exercise Notice and Stock Purchase Agreement between the Company and Philip Mantle, dated March 18, 1996.(7)

 10.38 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 18, 1996.(7)

 10.39 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated January 30, 1996.(7)

 10.40 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated February 21, 1996.(7)

 10.41 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.42 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.43 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.44 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.45 Sublease Agreement dated May, 1996 between Value Behavioral Health and Retix.(8)

 10.46 Master Agreement between Retix and Internetworking Solutions dated May 31, 1996.(8)

 10.47 Master Agreement between Retix and Wireless Solutions dated May 31, 1996.(8)

 10.48 Lease Agreement between the Registrant and Nomura-Warner Center Associates, L.P., dated November 26, 1996.(9)

 10.49 Stock Transfer Agreement between Retix, Vertel Corporation and Wireless Solutions dated June 10, 1997.(10)

 10.50 Surrender of Lease between Cofton Irish Investments and Retix B.V., dated August 21, 1997.(11)

 10.51 Sub-Sublease Agreement between TSN, L.L.C., and Retix, dated August 22, 1997.(11)

 10.52 Executive Separation Agreement between Retix and M.Y. Stephan dated December 27, 1997. (12)

 10.53 Executive Separation Agreement between Retix and Philip Mantle dated December 27, 1997. (12)

 10.54 Executive Separation Agreement between Retix and Steve Waszak dated December 27, 1997. (12)

 10.55 Amended and Restated Articles of Incorporation of Sonoma Systems, Inc., and related documents dated January 7, 1998.(12)

 10.56 Sub-sublease between Retix and Sonoma Systems, Inc., dated December 28, 1997.(12)

 10.57+ Sale and License Agreement between the Company and AMP Incorporated, dated July 27, 1998, and an Amendment dated October 9, 1998 (14)

 10.58 Common Stock Purchase Agreement between the Company and Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. and Sierra Ventures V, L.P., dated September 29, 1998 (14)

 21.1     Subsidiaries of the Registrant.

 23.1     Independent Auditors' Consent

 23.2   Consent of Counsel (included in Exhibit 5.1)

   24.1   Power of Attorney (see page II-5).

   27.1   Financial Data Schedule.(13)
-------------------------------------------------

     +    Confidential Treatment Requested

    (1) Incorporated by reference to identically numbered exhibits filed in response to Item 16(a), "Exhibits," of the Registrants Registration Statement on Form S-1 and Amendment No. 1 thereto (File No. 33-43544) which became effective on December 9, 1991.

    (2) Incorporated by reference to identically numbered exhibits filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1992.

    (3) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993.

    (4) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 1994.

    (5) Incorporated by reference from Registrant's Registration Statement on Form S-8 (No. 33-82154) filed on July 28, 1994.

    (6) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (7) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996.

    (8) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

    (9) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

   (10) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997.

   (11) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1997.

   (12) Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3), "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1997.

   (13) Incorporated by reference to identically numbered exhibit filed in response to Item 7, "Financial Statements and Exhibits," by Registrant's Current Report on Form 8-K filed on April 13, 1998.

   (14) Incorporated by reference to identically numbered exhibit filed in response to Item 6(a), "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1998.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on the 23rd day of December, 1998.

                                    VERTEL CORPORATION


                                    By:  /s/ Bruce W. Brown
                                         ---------------------------------
                                         Bruce W. Brown
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Bruce W. Brown and Gordon Almquist, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                            TITLE                                    Date
------------------------------------------    -------------------------------------------------    -----------------------

/s/ Bruce W. Brown                               President, Chief Executive Officer and                December 23, 1998
------------------------------------------         Director (Principal Executive Officer)
            (Bruce W. Brown)

/s/ Gordon L. Almquist                           Vice President Finance and Chief Financial            December 23, 1998
------------------------------------------         Officer  (Principal Financial and
         (Gordon L. Almquist)                      Accounting Officer)

/s/ M.Y. Stephan                                 Director                                              December 23, 1998
------------------------------------------
             (M.Y. Stephan)
                                                 Director                                              December 23, 1998
 /s/ Craig W. Johnson
------------------------------------------
            (Craig W. Johnson)
                                                 Director                                              December 23, 1998
/s/ Jeffrey Drazan
------------------------------------------
            (Jeffrey Drazan)
                                                 Director                                              December 23, 1998
/s/ Gilbert Williamson
------------------------------------------
         (Gilbert Williamson)
                                                 Director                                              December 23, 1998
/s/ Ralph Ungermann
------------------------------------------
             (Ralph Ungermann)

                              VERTEL CORPORATION

                               INDEX TO EXHIBITS

Exhibit
 Number   Description of Exhibit
-------   ----------------------

  3.3     Amended and Restated Articles of Incorporation of the Registrant.(4)

  3.4     Bylaws of the Registrant, as amended to date.(12)

  3.5     Certificate of Amendment to Registrant's Articles of
          Incorporation.(13)

  5.1     Legal Opinion of Venture Law Group, A Professional Corporation.

 10.2     1988 Stock Option Plan and forms of option agreements thereunder.(5)

 10.4 1991 Directors' Stock Option Plan and forms of option agreements thereunder, as amended to date.(7)

 10.5 1991 Employee Stock Purchase Plan and form of subscription agreement thereunder.(2)

 10.6     Form of Indemnification Agreement.(1)

 10.22 Lease Agreement between the Registrant and Moorpark Associates, a California Limited Partnership, dated February 5, 1993.(3)

 10.27 Lease Agreement between the Registrant and OMA El Segundo Properties, a California general partnership, dated May 23, 1995.(6)

 10.28 Employment Agreement between M.Y. Stephan and Retix, dated September 27, 1995.(6)

 10.29 Employment Agreement between Philip Mantle and Retix, dated November 1, 1995.(6)

 10.30 Common Stock and Warrant Purchase Agreement by and between Retix and Sierra Ventures V.LP., dated January 30, 1996.(6)

 10.31 Master Agreement dated February 28, 1996 for Spin-Off of Open Systems Interconnection Technology between Telaware Corporation and Retix.(6)

 10.32 1996 Directors' Stock Option Plan and forms of option agreement thereunder.(12)

 10.33 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated January 30, 1996.(7)

 10.34 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated March 18, 1996.(7)

 10.35 Form of Exercise Notice and Stock Purchase Agreement between the Company and M.Y. Stephan, dated March 18, 1996.(7)

 10.36 Form of Exercise Notice and Stock Purchase Agreement between the Company and Philip Mantle, dated January 30, 1996.(7)

 10.37 Form of Exercise Notice and Stock Purchase Agreement between the Company and Philip Mantle, dated March 18, 1996.(7)

 10.38 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 18, 1996.(7)

 10.39 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated January 30, 1996.(7)

 10.40 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated February 21, 1996.(7)

 10.41 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.42 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.43 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.44 Form of Exercise Notice and Stock Purchase Agreement between the Company and Steven M. Waszak, dated March 26, 1996.(7)

 10.45 Sublease Agreement dated May, 1996 between Value Behavioral Health and Retix.(8)

 10.46 Master Agreement between Retix and Internetworking Solutions dated May 31, 1996.(8)

 10.47 Master Agreement between Retix and Wireless Solutions dated May 31, 1996.(8)

 10.48 Lease Agreement between the Registrant and Nomura-Warner Center Associates, L.P., dated November 26, 1996.(9)

 10.49 Stock Transfer Agreement between Retix, Vertel Corporation and Wireless Solutions dated June 10, 1997.(10)

 10.50 Surrender of Lease between Cofton Irish Investments and Retix B.V., dated August 21, 1997.(11)

 10.51 Sub-Sublease Agreement between TSN, L.L.C., and Retix, dated August 22, 1997.(11)

 10.52 Executive Separation Agreement between Retix and M.Y. Stephan dated December 27, 1997. (12)

 10.53 Executive Separation Agreement between Retix and Philip Mantle dated December 27, 1997. (12)

 10.54 Executive Separation Agreement between Retix and Steve Waszak dated December 27, 1997. (12)

 10.55 Amended and Restated Articles of Incorporation of Sonoma Systems, Inc., and related documents dated January 7, 1998.(12)

 10.56 Sub-sublease between Retix and Sonoma Systems, Inc., dated December 28, 1997.(12)

 10.57+ Sale and License Agreement between the Company and AMP Incorporated, dated July 27, 1998, and an Amendment dated October 9, 1998 (13)

 10.58 Common Stock Purchase Agreement between the Company and Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. and Sierra Ventures V, L.P., dated September 29, 1998 (13)

 21.1     Subsidiaries of the Registrant.(12)

 23.1     Independent Auditors' Consent

 23.2     Consent of Counsel (included in Exhibt 5.1)

 24.1     Power of Attorney (see page II-5).

 27.1     Financial Data Schedule.
 --------------------

      +   Confidential Treatment Requested

     (1) Incorporated by reference to identically numbered exhibits filed in response to Item 16(a), "Exhibits," of the Registrants Registration Statement on Form S-1 and Amendment No. 1 thereto (File No. 33-43544) which became effective on December 9, 1991.

     (2)       Incorporated by reference to identically numbered exhibits filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
               September 26, 1992.

     (3)       Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3),
               "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended January 2,
               1993.

     (4)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October
               1, 1994.

     (5)       Incorporated by reference from Registrant's Registration Statement on Form S-8 (No. 33-82154)
               filed on July 28, 1994.

     (6)       Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3),
               "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
               1995.

     (7)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March
               30, 1996.

     (8)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June
               30, 1996.

     (9)       Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3),
               "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28,
               1996.

    (10)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June
               28, 1997.

    (11)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
               September 27, 1997.

    (12)       Incorporated by reference to identically numbered exhibits filed in response to Item 14(a)(3),
               "Exhibits," of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27,
               1997.

    (13)       Incorporated by reference to identically numbered exhibit filed in response to Item 7, "Financial
               Statements and Exhibits," by Registrant's Current Report on Form 8-K filed on April 13, 1998.

    (14)       Incorporated by reference to identically numbered exhibit filed in response to Item 6(a),
               "Exhibits," of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended
               September 27, 1998.
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